Exhibit 99.1

GeoMet Announces Settlement of Litigation

Houston, Texas – May 5, 2010 - GeoMet, Inc. (NASDAQ: GMET) announced today that it has reached an agreement resulting in a global settlement of all outstanding disputes and litigation with CONSOL Energy, Inc. and certain of its affiliates including CNX Gas Corporation (“CONSOL/ CNX”).

As part of the global settlement, CONSOL/CNX has agreed to grant GeoMet all consents and waivers necessary for permits to drill CBM wells on approximately 5,600 acres in the Virginia portion of GeoMet’s Pond Creek field. The Company has been limited in its ability to secure drilling permits on this acreage since these disputes and litigation began almost four years ago. The Company expects to drill more than 80 new wells in this portion of the field over the next 3-4 years. Average coal thicknesses and gas contents are generally greater in this area than in the remainder of the field and wells drilled by GeoMet in this area prior to the dispute have performed significantly better than the field-wide average.

As part of the global settlement, GeoMet has dismissed its antitrust litigation against CONSOL/CNX with prejudice. Although a state circuit court decision in 2009 cleared the way for GeoMet to proceed with discovery and trial in this matter, continuing this litigation would have been an ongoing drain on the Company’s resources with no assurance of a successful outcome.

This settlement provides a basis for future cooperation between the Company and CONSOL/CNX.

Commenting on the settlement, Darby Seré, GeoMet’s Chief Executive Officer, said, “We are pleased to finally have these matters behind us. With this settlement in place, we have the opportunity to resume our CBM development in Virginia which will allow us to increase proved reserves and production through the drilling of low risk high return wells. We look forward to resuming the operational cooperation between our companies that existed before the disputes arose in 2006.”

Forward-Looking Statements Notice

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.